Exhibit 5.15

CONSENT

To: Mayfair Gold Corp. (the “Company”)

Re: Registration Statement on Form F-10 of the Company

The undersigned is an author of the NI 43-101 Technical Report titled “Fenn-Gib Project, Ontario, Canada” dated February 5, 2021, revised on February 19, 2021 and the updated Interim Mineral Resource Estimate for the Fenn-Gib Project, dated October 15, 2022 (the “Expert Reports”), originally prepared for the Company.

The undersigned understands that the Company wishes to make reference to my name and the Expert Reports in the Registration Statement on Form F-10 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form F-10”). The undersigned further understands that the Company wishes to use extracts and/or information from the Expert Reports in the Form F-10. The undersigned has been provided with a copy of the Form F-10 and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form F-10, the undersigned does hereby consent to:

•	the use of, and references to, my name, including my status as an expert or “qualified person”;

•	the use of, and references to, the Expert Reports in the Form F-10; and

•	the use, in the Form F-10, of any quotation from, or summarization of, or extracts and information from the Expert Reports, or portions thereof, that were prepared by the undersigned, that the undersigned supervised the preparation of and/or that the undersigned has reviewed and approved.

Dated: April 15, 2026

/s/ Garth Kirkham
Garth Kirkham, P. Geo